NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: November 5, 2003

CONTACT: Darwin L. Stump - (304) 842-3597

www.petd.com

PETROLEUM DEVELOPMENT ADDS TO NATURAL GAS

COMMODITIES OPTIONS POSITIONS

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has added to previously announced natural gas commodities options positions to protect against possible price instability in future months. The Company purchased natural gas put options (floors) to provide downside price protection for the period from April 2004 through October 2004. These floors where paid for by selling call options (ceilings) for the same amounts and periods.

The Company set floors at $3.20 per million British thermal units (Mmbtu) and corresponding ceilings at $4.70 per Mmbtu for the period from April 2004 through October 2004 for approximately 25% of current production from its Piceance Basin wells in Colorado. Our contracts in the Piceance Basin are tied to the Colorado Interstate Gas (CIG) Index. The Company set NYMEX based floors at $4.00 per Mmbtu and corresponding ceilings at $5.65 per Mmbtu for the period from April 2004 through October 2004 for approximately 25% of current production in the Appalachian and Michigan Basins. Although the new hedged quantities represent approximately 25% of current production in the Appalachian, Michigan and Piceance Basins, increases in production rates in the future could change the percentage of gas covered by the hedge positions.

The accompanying tables summarize all of the Company's current hedging positions.

	Floors		Ceilings
Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
NYMEX Based Hedges - (Appalachian and Michigan Basins)
Oct 2003	114,000	$3.40	57,000	$3.80
	122,000	$4.50	122,000	$5.30
	114,000	$4.25
Nov 2003	114,000	$4.30	57,000	$5.20
Dec 2003	114,000	$4.45	57,000	$5.30
Jan 2004	114,000	$4.45	57,000	$5.40
Feb 2004	114,000	$4.30	57,000	$5.25
Mar 2004	114,000	$4.20	57,000	$5.00
Apr 2004 - Oct 2004	81,000	$4.00	81,000	$5.65

Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Oct 2003	32,000	$2.50	8,000	$3.13
Nov 2003 - Mar 2004	20,000	$3.50	20,000	$5.255
Apr 2004 - Oct 2004	25,000	$3.20	25,000	$4.70
NYMEX Based Hedges (Williams acquisition)
Oct 2003 - Dec 2004	150,000	$4.50

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About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002 and was added to the Russell 3000 List of companies this year. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597